Thornburg ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Thornburg ETF Trust of our report dated October 22, 2025, relating to the financial statements and financial highlights of Thornburg Core Plus Bond ETF, Thornburg Multi Sector Bond ETF, Thornburg International Equity ETF, and Thornburg International Growth ETF, which appears in Thornburg ETF Trust’s Certified Shareholder Report on Form N-CSR for the period ended August 31, 2025. We also consent to the references to us under the headings, “Financial Statements”, “Independent Registered Public Accounting Firm" and "Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 29, 2025